Exhibit 99.1

Ocwen Financial Corporation®

OCWEN FINANCIAL NAMES GEORGE HENLEY EXECUTIVE VICE PRESIDENT AND CHIEF GROWTH OFFICER

Henley brings more than 25 years of mortgage industry experience and strong originations growth track record to Ocwen

West Palm Beach, FL – (February 8, 2021) – Ocwen Financial Corporation (NYSE: OCN) (“Ocwen” or the “Company”), a leading non-bank mortgage servicer and originator, today announced the appointment of George T. Henley as Executive Vice President and Chief Growth Officer, effective February 15, 2021. Mr. Henley will become a member of the Company’s executive leadership team and report to Glen A. Messina, President and Chief Executive Officer of Ocwen.

In this role, Mr. Henley will be responsible for the growth and development of the Company’s originations business and operations. This includes customer acquisition and retention in forward and reverse mortgages; enterprise sales efforts to expand its subservicing, correspondent and flow mortgage servicing rights (“MSR”) client base; and the purchase of bulk MSRs. He will also be responsible for continuing to enhance and expand the Company’s originations capabilities.

Most recently, Mr. Henley served as Executive Vice President, Retail Lending of Freedom Mortgage responsible for sales, operations and originations channel expansion. Prior to this role, he was Executive Vice President, Capital Markets and Correspondent Lending responsible for the growth and development of Freedom Mortgage’s correspondent lending channel.

Glen A. Messina, President and CEO of Ocwen, said, “We are excited to have George join the Ocwen team. He is an innovative and driven leader with deep knowledge across all aspects of mortgage banking. George’s track record of leading high-performing teams and growing originations channels is very impressive. We believe his experience and skillset will enable us to accelerate our already strong growth profile.”

Mr. Henley will succeed Timothy J. Yanoti, who is departing after a brief transition period to pursue opportunities outside of Ocwen. Mr. Yanoti will remain with the Company through February 28, 2021 to assist in the leadership transition.

“I want to sincerely thank Tim for his contributions to Ocwen and his commitment to growing our business. Tim helped us build out our multi-channel originations platform and establish a solid foundation to grow from. I wish Tim all the best in his future endeavors,” commented Mr. Messina.

George Henley Background

George Henley most recently served as Executive Vice President, Retail Lending for Freedom Mortgage overseeing its traditional retail channel, including sales and operations. In addition to his role as head of retail lending, Mr. Henley worked in capital markets, responsible for retail channel pricing and margin management as well as GSE relations. He joined Freedom Mortgage in December of 2012 as Executive Vice President, Capital Markets and Correspondent Lending where he was responsible for the growth and development of the company’s national correspondent lending channel. Prior, Mr. Henley held executive positions in sales, credit and capital markets with JPMorgan Chase, SunTrust Mortgage, CitiMortgage, and other regional mortgage banking firms. He has served on various agency advisory boards, including FannieMae Shipping and Delivery, FreddieMac Loan Prospector and FannieMae Mississippi Housing Partnership Office Advisory. Mr. Henley is a member of the Secondary and Capital Markets Committee for the Mortgage Bankers Association.

About Ocwen Financial Corporation

Ocwen Financial Corporation (NYSE: OCN) is a leading non-bank mortgage servicer and originator providing solutions through its primary brands, PHH Mortgage and Liberty Reverse Mortgage. PHH Mortgage is one of the largest servicers in the country, focused on delivering a variety of servicing and lending programs. Liberty is one of the nation’s largest reverse mortgage lenders dedicated to education and providing loans that help customers meet their personal and financial needs. We are headquartered in West Palm Beach, Florida, with offices in the United States and the U.S. Virgin Islands and operations in India and the Philippines, and have been serving our customers since 1988. For additional information, please visit our website (www.ocwen.com).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by a reference to a future period or by the use of forward-looking terminology, such as “believe”, “expect”, “may”, or “will”, although not all forward-looking statements contain these words. Forward-looking statements in this press release relate to the Company’s plans and strategies to expand and strengthen our originations business and operations, related business development efforts, and the anticipated results of such plans and strategies. In the past, actual results have differed from those suggested by forward-looking statements and this may happen again. Forward-looking statements involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially, including the risks and uncertainties detailed in Ocwen’s reports and filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2019 and its current and quarterly reports since such date. Anyone wishing to understand Ocwen’s business should review our SEC filings. Our forward-looking statements speak only as of the date they are made and, we disclaim any obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise. Readers should bear these factors in mind when considering such statements and should not place undue reliance on such statements.

FOR FURTHER INFORMATION CONTACT:

Investors:	Media:
June Campbell	Dico Akseraylian
T: (856) 917-3190	T: (856) 917-0066
E: shareholderrelations@ocwen.com	E: mediarelations@ocwen.com